Exhibit 10.31.1

Execution Copy

RETAINED INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Retained Intellectual Property License Agreement, dated as of March 31, 2005 (this “Agreement”), is by and between Bayer Healthcare LLC, a limited liability company organized under the laws of the State of Delaware (“Bayer”), and Talecris Biotherapeutics, Inc. (f/k/a NPS BioTherapeutics, Inc.), a corporation organized under the laws of the Sate of Delaware (“Newco”).

WITNESSETH THAT:

WHEREAS, Bayer, Talecris Holdings, LLC (f/k/a NPS Bio Holdings, LLC), a limited liability company organized under the laws of the State of Delaware, Talecris Biotherapeutics Holdings Corp., a corporation organized under the laws of the state of Delaware, and Newco have entered into that certain Amended and Restated Joint Contribution Agreement, dated as of March 30, 2005 (the “Joint Contribution Agreement”); and

WHEREAS, pursuant to the Joint Contribution Agreement, Bayer wishes to grant and Newco wishes to receive certain licenses under the Retained Intellectual Property (as defined in the Joint Contribution Agreement);

NOW, THEREFORE, in consideration of the conditions, premises and covenants set forth herein and in the Joint Contribution Agreement, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                 Capitalized terms not otherwise defined herein shall have the meanings set forth in the Joint Contribution Agreement.  As used herein, the following terms shall have the following meanings unless the context expressly requires otherwise:

“Confidential Information” means any Retained Intellectual Property in tangible and intangible form in existence as of the Closing Date which are  trade secrets or not generally known, provided that none of the following information shall be considered Confidential Information:

(a)                                  Information which, as of the Closing Date, is in the public domain as evidenced by written publication;

(b)                                 Information which, after the Closing Date, becomes part of the public domain by written publication without breach of this Agreement by Newco;

(c)                                  Information which was in Newco’s possession at the Closing Date and was not acquired directly or indirectly from Bayer;

(d)                                 Information acquired by Newco after the Closing Date from a third party where Newco had no reason to believe that such third party may have received such information, directly or indirectly, from Bayer; and

(e)                                  Information developed independently by Newco after the Closing Date.

“Field” means the field of manufacturing, marketing, distribution, sale and/or research and development of all plasma-derived products, and any other plasma-derived therapeutic protein and substitutes and equivalents therefor, provided that the manufacturing, marketing, distribution and/or research and development of non-plasma derived forms of Recombinant Hemophilia Products are not within the scope of the term.

ARTICLE 2

GRANTS

2.1                                 Bayer hereby grants to Newco an irrevocable, transferable (with the right to sublicense to Newco Affiliates that are subsidiaries), royalty-free, world-wide perpetual license to and under the Retained Intellectual Property limited to the Field, including but not limited to the right to (i) use in the Field, reproduce for use in the Field and prepare derivative works for use in the Field of the Retained Intellectual Property and (ii) develop, design, manufacture, import, make, have made, sell, offer to sell, maintain, support and otherwise commercially exploit products or services, all in the Field, using the Retained Intellectual Property.

2.2                                 This Agreement does not give Newco any rights in any Excluded Intellectual Property or Retained Names and Marks.

2.3                                 The grant of the license in Section 2.1 shall be exclusive, subject only to outstanding valid non-exclusive licenses granted under the Retained Intellectual Property prior to the date hereof and those licenses set forth in Schedule 9.1 of the Bayer Disclosure Schedule.

ARTICLE 3

TERM

3.1                                 This Agreement shall commence and become effective as of the Closing Date and shall be perpetual.

ARTICLE 4

FORCE MAJEURE

4.1                                 Neither party shall be responsible for any failure to comply with the terms of this Agreement where and to the extent such failure is due to causes beyond its reasonable control.  Such causes shall include, without limitation, fire, flood, explosion, strike, labor dispute, labor shortages, picketing, lockout, transportation embargo or failure or delay of transportation, inability to produce materials by reason of strikes or labor disputes, acts of God, civil riots or insurrection, acts of government or any agency thereof, or judicial actions.  Upon the cessation of any cause operating to excuse performance by either party, this Agreement shall continue in full force and effect until otherwise terminated.

ARTICLE 5

CONFIDENTIALITY

5.1                                 Except as authorized under Section 5.2, Newco shall hold confidential and shall not use or disclose to any third party, without prior written consent of the Bayer, any Confidential Information.

5.2                                 Newco may disclose Confidential Information only to the extent such disclosure is reasonably necessary to the conduct of the Plasma Business as may be conducted from time to time and use Confidential Information only to the extent such use is reasonably necessary to the conduct of the Plasma Business.  Disclosure by Newco of Confidential Information as required by Applicable Law shall not constitute a breach of this Agreement provided that, if not prohibited by Applicable Law, Newco provides Bayer with prior written notice and takes reasonable steps in connection therewith to protect such Confidential Information from unauthorized use and disclosure.

ARTICLE 6

WARRANTY DISCLAIMERS

6.1                                 Except as set forth in the Joint Contribution Agreement, Bayer makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibilities whatever with respect to the Retained Intellectual Property or the conduct of the Plasma Business.

6.2                                 Nothing in this Agreement shall be construed as

(a)                                  a warranty or representation by Bayer as to the validity or scope of any of the Retained Intellectual Property; or

(b)                                 a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of Intellectual Property of third parties; or

(c)                                  a requirement that either party file any patent application, secure any patent or maintain any patent in force or that Bayer shall maintain the secrecy of any Confidential Information which is included in Retained Intellectual Property; or

(d)                                 an obligation to bring or prosecute actions or suits against third parties for infringement or violation of any Retained Intellectual Property, provided that in the event that Newco, by law, has standing to enforce rights licensed hereunder and desires to enforce such rights:

(i)                                     Newco shall provide notice to Bayer specifying all information in Newco’s possession regarding infringement of such rights by a third party;

(ii)                                  Newco and Bayer shall meet and discuss enforcement efforts reasonable to both Bayer and Newco in light of the applicable circumstances; and

(iii)                               Bayer shall not unreasonably withhold assistance in connection with such enforcement efforts, provided that Newco shall be responsible for the reasonable direct costs and expenses of Bayer which shall be reasonably documented, including but not limited to direct internal costs, out-of-pocket expenses, and attorney fees for counsel for Bayer selected at the sole discretion of Bayer; or

(e)                                  an obligation to furnish any manufacturing or technical information outside of Retained Intellectual Property; or

(f)                                    conferring a right to use in advertising, publicity or otherwise any trademark or trade name of Bayer; or

(g)                                 granting by implication, estoppel, or otherwise, any licenses or rights under patents of Bayer other than the Retained Intellectual Property, regardless of whether such other patents are dominant of or subordinate to any patents within the Retained Intellectual Property.

ARTICLE 7

GENERAL PROVISIONS

7.1                                 Governing law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof, except for matters where the principles of conflicts of law in the United States would provide for applicability of the federal intellectual property laws of the United States.

7.2                                 Assignment; parties and interest.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties without the prior written consent of the other party hereto, except that each party may at any time assign any or all of its rights or obligations hereunder to one of its wholly owned subsidiaries (but no such assignment shall relieve such party of any obligations under this Agreement).  Notwithstanding the foregoing, and without limiting anything to the contrary in Section 2.1, Newco may assign this Agreement and any or all rights or obligations hereunder to (i) any affiliate of Newco provided that any such affiliate becomes a party to this Agreement, (ii) any lender of Newco as collateral security or (iii) any successor in interest to Newco; provided that any such successor becomes a party to this Agreement; provided that no assignment under (i), (ii) or (iii) above shall relieve Newco from any obligation hereunder.  Bayer may assign this Agreement and any or all rights or obligations hereunder to (i) any affiliate of Bayer, provided that any such affiliate becomes a party to this Agreement or (ii) any successor in interest to Bayer, provided that any such successor becomes a party to this Agreement; provided that no assignment under (i) or (ii) above shall relieve Bayer from any obligation hereunder.  Any purported assignment in contravention of this Section 7.2 shall be void.  Notwithstanding the foregoing, nothing in this Agreement shall impact Bayer’s rights of alienation of any of the Retained Intellectual Property or otherwise restrict any type of transfer or license thereto not inconsistent herewith.  This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

7.3                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

7.4                                 Notices.  All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be delivered in the manner set forth in the Joint Contribution Agreement.

7.5                                 Amendments; No Waivers.

(a)                                  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Bayer and Newco, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)                                 No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

7.6                                 Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

7.7.                              Rights and Remedies.  The rights and remedies of the parties hereunder shall be governed exclusively under the Joint Contribution Agreement.

7.8.                              Conflicts.  In the event of any conflicts between the provisions of this Agreement and the Joint Contribution Agreement, the provisions of the Joint Contribution Agreement shall prevail and control except with respect to Sections 7.1 and 7.2 hereof.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first written above.

BAYER HEALTHCARE LLC

By:	/s/ AUTHORIZED SIGNATORY
Name:	Authorized Signatory
Title:

BAYER HEALTHCARE LLC

By:	/s/ AUTHORIZED SIGNATORY
Name:	Authorized Signatory
Title:

TALECRIS BIOTHERAPEUTICS, INC.

By:	/s/ LAWRENCE D. STERN
Name:	Lawrence D. Stern
Title:	Executive Chairman